NEXT 1 INTERACTIVE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955
OF THE NEVADA REVISED STATUTES

The undersigned, William Kerby, does hereby certify that:

1.          He is the Chief Executive Officer of Next 1 Interactive, Inc., a Nevada corporation (the “Corporation”).

2.          The Corporation is authorized to issue 100,000,000 shares of preferred stock.

3.          The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 100,000,000 shares, $0.00001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors desires to designate the rights, preferences, restrictions and other matters relating to a new series of preferred stock, to be known as the Corporation’s Series C Convertible Preferred Stock, consisting of up to 3,000,000 shares;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby designate the terms of the Series C Convertible Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1.             Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 8(b).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means, after giving effect to the issuance of the Preferred Stock, (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and any securities issued together with the Preferred Stock), or (ii) a merger by the Corporation with or into, or a consolidation of the Corporation with or into, any other Person, as a result of which, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the sale or transfer by the Corporation of all or substantially all of its assets to another Person (so long as the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction), or (iv) a replacement at one time or within a one-year period of more than one half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Common Stock” means the Corporation’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Corporation’s wholly owned subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Corporation Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Florida Courts” shall have the meaning set forth in Section 10(c).

“Fundamental Transaction” shall have the meaning set forth in Section 8(b).

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary Common Stock” shall have the meaning set forth in Section 6(b).

“Successor Entity” shall have the meaning set forth in Section 8(b).

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, the OTCQX or the Pink Sheets.

“Trading Price” means the closing bid price on the Trading Market where such security is listed or trades. If the Corporation is not listed or trading on a Trading Market, the Trading Price shall be the fair market value as determined in good faith by the Board of Directors.

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 3,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.00001 per share and a stated value equal to $5.00 (the “Stated Value”).

Section 3.          Dividends. From and after the date of the issuance of any shares of Preferred Stock, dividends at the rate of ten percent (10%) per annum shall accrue on the Stated Value of such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”). The Accruing Dividends will be declared by the Board of Directors on a semi-annual basis on May 31 and November 30 of each calendar year. Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. At the election of the Corporation, the Corporation may satisfy its obligations hereunder to pay dividends on the Preferred Stock by issuing shares of Common Stock to the Holders of Preferred Stock on a uniform and prorated basis. In any such case, the number of shares required to satisfy dividend-payment obligations hereunder shall equal 120% of the quotient obtained by dividing the (i) the amount of dividend-payment obligations to be satisfied by (ii) the average Trading Price of the Common Stock on the ten (10) Trading Days immediately preceding the date on which the Corporation elects to satisfy dividend-payment obligations through the issuance of common shares. The Corporation shall notify the Holders in writing within two days of any election by the Corporation to issue Common Stock in satisfaction of dividend-payment obligations hereunder.

Section 4.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights.

Section 5.          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to 100% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of then-outstanding Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.          Conversion.

a)          Conversions at Option of Holder. Each share of Preferred Stock and any accrued but unpaid dividends shall be convertible, at any time and from time to time from and after the issuance at the option of the Holder thereof, into that number of shares of Common Stock of the Corporation or RealBiz Media Group, Inc. (formerly known as Webdigs, Inc.), a subsidiary of the Corporation, at the option of the Holder (as described in Section 6(b) below) determined by dividing the Stated Value of the Preferred Stock to be converted by the applicable Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)          Conversion Price. The conversion price for the Preferred Stock shall equal $5.00, subject to adjustment herein (the “Corporation Conversion Price”), except that if the Holder elects to convert the Preferred Stock into shares of common stock of RealBiz Media Group, Inc. (formerly known as Webdigs, Inc.) (or, in the event that the share exchange transaction between the Corporation and RealBiz Media Group, Inc. fails to close, then shares of common stock of Attaché Travel International, Inc., a Florida corporation d/b/a Next One Realty) (the “Subsidiary Common Stock”), the conversion price shall be $0.10. Like the Corporation Conversion Price, the conversion price for conversions into Subsidiary Common Stock shall be subject to equitable adjustment by the Corporation in the event of stock splits, combinations or dividends relating to the Subsidiary Common Stock, by applying principles consistent with the terms set forth in Section 8 below.

c)          Mandatory Conversion. The Corporation may, at its sole discretion, cause all outstanding shares of Preferred Stock and accrued but unpaid dividends thereon to be converted into shares of Common Stock, at the Corporation Conversion Price, upon the Corporation’s Common Stock achieving a Trading Price equal to 150% of the Corporation Conversion Price then in effect for a period of ten (10) consecutive Trading Days. In addition, on and after August 15, 2014 (the “Maturity Date”), the Corporation must either (A) redeem the Preferred Stock in accordance with Section 7 below, or (B) in lieu of redeeming the Preferred Stock pursuant to Section 7, cause the mandatory conversion of the Preferred Stock, together with accrued but unpaid dividends thereon, into shares of shares of Common Stock at the higher of the (i) Corporation Conversion Price then in effect or (ii) the Variable Conversion Price. The “Variable Conversion Price” shall mean 80% of the average closing price for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Maturity Date. No fractional shares of Common Stock are to be issued upon the conversion of any share of Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

d)           Mechanics of Conversion.

i.          Delivery of Certificate Upon Conversion. Not later than ten Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates representing the shares of Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii.        Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

iii.        Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Preferred Stock hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable. The Corporation also covenants that it will at all times reserve and keep available a sufficient number of shares of Subsidiary Common Stock (or other securities of RealBiz Media Group, Inc. that are exercisable for or convertible into Subsidiary Common Stock) to satisfy conversions of Preferred Stock into Subsidiary Common Stock that may occur pursuant to Section 6 above.

iv.        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

v.        Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.          Redemption.

a)        General. Unless prohibited by Nevada law governing distributions to stockholders, then: (1) at any time and from time to time prior to the Maturity Date, at the Corporation’s sole discretion, the Corporation may redeem all or any outstanding shares of Preferred Stock at a per-share price of $5.00 (subject to equitable adjustment upon stock splits, stock dividends, etc.), plus all accrued but unpaid dividends thereon (the “Redemption Price”), from the Holders of the then-outstanding shares of Preferred Stock, by written notice requesting redemption of all shares of Preferred Stock (i.e., the “Redemption Notice” described in paragraph (b) below); and (2) (unless the Corporation exercises its right force conversion of the Preferred Stock pursuant to Section 6(c) above) on the Maturity Date, the Corporation shall redeem from the Holders of the then-outstanding shares of Preferred Stock, all of such outstanding shares of Preferred Stock at the Redemption Price by delivering a Redemption Notice on such date (or, if the Corporation fails to deliver such notice, it shall be deemed to have been so given). The effective date of the Redemption shall be referred to as the “Redemption Date,” and shall be no fewer than ten (10) days and more than sixty (60) days from the date of the Redemption Notice.

b)          Redemption Notice. The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each Holder of record of the Preferred Stock. The Redemption Notice shall state:

i.          the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem specified in the Redemption Notice;

ii.          the Redemption Date and the Redemption Price;

iii.          the date upon which the Holder’s right to convert such shares terminates; and

iv.          that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of the Preferred Stock to be redeemed.

c)        Surrender of Certificates; Payment. On or before the Redemption Date, each Holder of shares of Preferred Stock to be redeemed, unless such Holder has exercised his, her or its right to convert such shares, shall surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

d)        Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

e)          Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Preferred Stock following redemption.

Section 8.          Certain Adjustments.

a)         Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

b)           Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 8(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the shares of Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the certificates representing the shares of Preferred Stock which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the shares of Preferred immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

c)         Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d)        Notice to the Holders.

i.           Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.         Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Preferred Stock (or any part thereof) during the 20-day period commencing on the date of such notice.

Section 9.          Negative Covenants. So long as any shares of Preferred Stock are outstanding, unless the Holders of at least a majority in Stated Value of the then-outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, directly or indirectly:

a)          amend its articles of incorporation, bylaws, or other charter documents so as to materially and adversely affect any rights of any Holder;

b)          amend this Certificate of Designations;

c)          authorize or create any class of equity ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to the Preferred Stock;

d)          enter into any agreement or understanding with respect to any of the foregoing; or

e)          pay cash dividends or distributions on Junior Securities of the Corporation.

Section 10.          Miscellaneous.

a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number 1-888-693-0961, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the terms of this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Miami, Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Florida Courts, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

d)        Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

e)          Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)         Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

* * * * * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock this ____ day of August 2012.

NEXT 1 INTERACTIVE, INC.

By:
William Kerby
Its:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of:

☐	common stock, par value $0.00001 per share (the “Common Stock”), of Next 1 Interactive, Inc., a Nevada corporation (the “Corporation”), or

☐	common stock, par value $0.001 per share (the “Subsidiary Common Stock”), of RealBiz Media Group, Inc., a Delaware corporation (as described in Section 6(b) of the Series C Convertible Preferred Stock Certificate of Designation),

according to the conditions hereof, as of the date written below. If shares of Common Stock (or Subsidiary Common Stock) are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. The undersigned is delivering herewith such certificates and opinions as may be required by the Corporation or pursuant to the Series C Convertible Preferred Stock Certificate of Designation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to effect conversion:

Number of shares of Preferred Stock owned prior to conversion:

Number of shares of Preferred Stock to be converted:

Stated Value of shares of Preferred Stock to be converted:

Number of shares of Common Stock
(or Subsidiary Common Stock) to be issued:

Applicable conversion price:

Number of shares of Preferred Stock after conversion:

Address for delivery:

[HOLDER]

By:
Name:
Title: